Exhibit 10.1

Mahalo Bonus Plan Document

Overview:

The objective of the Mahalo bonus plan (“the Plan”) is to motivate and reward performing employees for their contributions to salesforce.com’s (the “Company”) success by aligning the goals of each employee with those of the Company.

Effective Date:

This amended and restated Plan is effective February 1, 2009. This Plan replaces or supersedes all previous Mahalo bonus plan documents, plan descriptions, and Mahalo bonus practices under which employees were previously eligible.

Bonus Period:

Eligible employees potentially may earn bonuses under the Plan for periods that coincide with the Company’s fiscal calendar from February 1st to January 31st (“Bonus Period”) and bonuses will be paid at times at the sole discretion of the Company. Previous timing of bonus payments for a Bonus Period does not dictate timing of future bonus payments for future Bonus Periods, if any.

Eligibility:

An employee is eligible to participate in the Mahalo bonus Plan if the employee meets all of the criteria listed below:

•	Is an active, regular, full-time, or part-time employee

•	Is on the Company’s payroll on the date of the bonus payment(s).

•	Is performing at a “Meets Expectation” or higher.

•	Is not on a commission, departmental bonus, or Management by Objective plan, unless otherwise approved by the Senior Vice President, Employee Services.

Plan Components

The Mahalo Bonus Plan is comprised of two components: company performance and individual performance objectives.

Company Performance

Company Performance is based on the Company’s achievement of its primary objectives, which include but are not limited to bookings, operating income and revenue growth, as such achievements will be determined by the Company in its sole discretion.

Individual Performance Objectives

At the beginning of each fiscal year, each eligible employee, along with his/her manager, will establish key Individual Performance Objectives. Individual Performance Objectives can be any combination of individual objectives, developmental areas, and career development. They may include project completion, operational targets, financial targets, or any other quantifiable goal relating to the Company’s V2MOM and the employee’s individual performance. The eligible employee along with his/her manager will periodically review the objectives to evaluate, update, and/or validate them.

Funding of the Mahalo Bonus Pool

The Company shall create a Mahalo Bonus Pool (“Pool”) that is funded based on the Company’s achievements of its performance objectives during the fiscal year. A minimal level of achievement must be obtained by the Company to fund the Pool. The level of performance necessary to fund the Pool will be determined by the Company in its sole discretion. Once the Company achieves its minimum performance, the Pool will continue to be funded as the Company’s performance increases until the Company’s maximum goals are achieved.

The funding of the Pool is subject to approval by the Chief Financial Officer and the Chief Executive Officer. With respect to eligible employees who are executive officers of the Company, the funding of the Pool is subject to approval of the Compensation Committee of the Board of Directors.

Target Bonus

The target bonus payable to any eligible employee is a percentage of Eligible Earnings, based upon salary grade. Eligible Earnings shall include base salary, retro pay, PTO, floaters, holiday pay and overtime. To determine the dollar amount of an employee’s target bonus, multiply the employee’s Eligible Earnings by the target bonus percentage. The target bonus for each eligible employee will be determined by management except that with respect to eligible employees who are executive officers of the Company, his or her target bonus will be determined by the Compensation Committee.

Awarding Bonuses

When, and if, the Bonus Pool funds, designated managers will recommend a Bonus Award for an eligible employee based on the employee’s Target Bonus, achievement of Individual Performance Objectives, the allocated Bonus Pool for the Bonus Period and any other matters at their sole discretion. The fact and amount of a Bonus Award, if any, is at the sole discretion of management. The Company has authority to increase, decrease or eliminate any employee’s target bonus or actual bonus (if any) under the Plan and bonuses may vary from employee to employee.

An acceptable level of individual performance, as determined by Company management in its sole discretion, is required to receive a bonus under this Plan. An employee who does not meet his or her Individual Performance Objectives will not be awarded any bonus under this Plan.

Bonus payments are subject to the approval of the Presidents’ Committee Executives. Management retains the right to adjust an individual bonus award or to adjust bonus awards collectively as deemed necessary.

Any bonus payable under the Plan shall be paid as soon as administratively practicable following the date on which both the Pool and the bonuses (if any) for a Bonus Period have been calculated, but in no event will payment be made later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year of the Company in which the applicable Bonus Period began. For purposes of illustration only, if a bonus is payable for a Bonus Period that is the same as the Company’s 2010 fiscal year, the bonus will be paid no later than 2 1/2 months after the end of the 2010 fiscal year.

Pro-Rated Bonus Awards

For employees hired after February 1st of the Bonus Period, bonus awards, if any, will be pro-rated based on the date of hire. Employees who leave the Company and are re-hired within the same bonus period may be eligible to receive a pro-rated bonus award based solely on the employee’s re-hire date.

Leaves of Absence

Employees who are on a leave of absence during the Bonus Period may be eligible for a pro-rated bonus amount provided they have been actively employed during the Bonus Period, have received an acceptable performance rating, the Bonus Pool has funded, and the employee is an active employee of the Company when bonuses are paid.

Promotions/Transfers

Employees who transfer into or out of a Mahalo Bonus eligible job may be eligible for a pro-rated bonus based on the period of time spent in the Mahalo Bonus eligible position provided they have received an acceptable performance rating, the Mahalo Bonus Plan has funded, and they are an active employee of the Company when bonuses are paid.

If any employee transfers from one Mahalo bonus-eligible position to another Mahalo bonus-eligible position (with a higher, lower, or same target bonus), the bonus amount will be calculated based on the employee’s bonus target and earnings at the end of the bonus period.

Employees who transfer from one country payroll to another will be paid in accordance with the mobility practice in place.

Termination of Employment

An employee who ceases employment with the Company for any reason prior to the date bonuses are paid will not be eligible for any Bonus Award. An employee who terminates employment prior to the last day of the Bonus Period ceases to be an eligible employee in this Plan and is not eligible for any Bonus Award. In the case of death, permanent disability or exceptional circumstances, deviations from eligibility under the Plan may be approved and reviewed by the SVP, Employee Services on a case-by-case basis.

Tax Withholding

The Company shall have the authority to deduct or withhold an amount sufficient to satisfy Federal, state, local, employment and other taxes required to be withheld with respect to any bonus.

Administration

The CEO and, with respect to executive officers, the Compensation Committee, shall have complete discretion and authority to administer the Plan and to control its operation, including, but not limited to, the power to determine which employees (if any) shall be awarded bonuses and to interpret the Plan. The CEO and the Committee may delegate the administration of the Plan and such other aspects of the Plan (which may include any or all of the determinations and calculations required by the Plan, including the determination of the Pool and/or the dollar amount or percentage of the Pool to be allocated to an employee) to such persons as the CEO or the Committee shall deem appropriate. The CEO, each member of the Committee, and each delegate, shall be fully protected in taking any action hereunder in reliance in good faith upon the books and records of the Company or upon such information, opinions, reports or statements presented to them by any person as to matters any such person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care. Any determination, decision or action of the CEO, the Committee or any delegate in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. Notwithstanding the foregoing, the Committee may not delegate its authority and powers with respect to the determination of bonuses for individuals who are officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Modification, Interpretation, and/or Termination of the Plan

The Mahalo Bonus Plan, as set forth in this document, represents the general guidelines the Company intends to utilize to determine what Mahalo Bonus payments, if any, will be paid. The Company reserves the right to modify or terminate the Plan at its sole discretion, at any time, with or without written notification and without regard to the effect that any such action may have on any employee’s bonus or potential bonus. This right to modify or terminate may be triggered by many factors. The Company shall have the full power and authority to interpret and administer the Plan and shall be the sole arbiter of all manners of interpretation and application of the Plan.

The existence of, or an employee’s eligibility for, this Mahalo Bonus Plan shall not be deemed to give the employee the right to be retained in the employ of the Company and shall not change employees’ at-will employment status... The Mahalo Bonus Plan will not be deemed to constitute a contract of employment with any participating employee, nor be deemed to be consideration for the employment of any participant.